Exhibit (23)(j)

CONSENT OF INDEPENDENT AUDITORS

Seligman Frontier Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 35 to Registration Statement No. 2-92487 on Form N-1A of our report dated December 13, 2002, appearing in the October 31, 2002 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are part of such Registration Statement, and to the references to us under the captions "General Information - Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
April 25, 2003